January 2009 Preliminary Terms No. 4 Registration Statement No. 333-156423 Dated December 23, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)
Chinese renminbi + Singapore dollar + Taiwan dollar

Currency-Linked Capital Protected Notes provide investors with exposure to an individual currency or a basket of currencies relative to another currency with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and exposure to the underlying currency or basket of currencies.  For these currency-linked capital protected notes, the payment at maturity will be greater than $1,000 per note if the basket of currencies weakens relative to the U.S. dollar, subject to the maximum payment at maturity, and will be only the $1,000 stated principal amount per note if the basket of currencies strengthens or does not weaken relative to the U.S. dollar.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	January , 2009
Original issue date:	January , 2009 (5 business days after the pricing date)
Maturity date:	January 31, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting
	Chinese renminbi	33.333%
	Singapore dollar	33.333%
	Taiwan dollar	33.333%
Payment at maturity:	$1,000 + supplemental redemption amount (if any), subject to the maximum payment at maturity
Maximum Payment at Maturity	$1,300 per note
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero and will not be greater than $300.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	150%
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:
With respect to all basket currencies:

1 – (initial exchange rate / final exchange rate)

Under the terms of the note, a positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Initial exchange rate:	The exchange rate as published on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as published on the applicable reference source on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, in each case as determined by reference to the applicable reference source described herein.

Valuation date:	January 20, 2011
CUSIP:	617482DS0
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$	$	$

(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP:  MSPRB1208007

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Investment Overview

The Currency-Linked Capital Protected Notes due January 31, 2011 (the “notes”), issued by Morgan Stanley, provide investors with an opportunity to gain short exposure to a basket of three Asian currencies relative to the U.S. dollar with no downside risk to principal, subject to the maximum payment at maturity of $1,300 per note.

If, at maturity, the equally-weighted basket of three Asian currencies (the “basket”) has depreciated as a whole relative to the U.S. dollar, the investment will return par plus 150% of the amount of such depreciation (e.g. a 10% depreciation of the basket relative to the U.S. dollar will return 100% of principal plus an additional $150 per note at maturity), subject to the maximum payment at maturity of $1,300 per note.  If the basket appreciates or stays at the same level relative to the U.S. dollar, the investment will return par at maturity.  The notes do not pay interest, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	2 years

Protection at maturity:	100%

Payment at maturity:
(i)       If the basket depreciates relative to the U.S. dollar
Þ par plus 150% of the percentage depreciation of the basket, subject to the maximum payment at maturity of $1,300 per note

(ii)       If the basket appreciates or does not depreciate relative to the U.S. dollar
Þ par

Basket Overview

Basket Currency	Weighting	Quotation Convention
Chinese renminbi (“CNY”)	33.333%	units of CNY / 1 USD
Singapore dollar (“SGD”)	33.333%	units of SGD / 1 USD
Taiwan dollar (“TWD”)	33.333%	units of TWD / 1 USD

Market Information as of December 19, 2008:

Basket Currency	Current Exchange Rate	52 Weeks Ago	52 Week High	52 Week Low
CNY	6.8457	7.3797	7.3797	6.8113
SGD	1.4571	1.4606	1.5301	1.3482
TWD	32.526	32.510	33.553	29.995

The graph sets forth the basket performance for the period from January 1, 2003 to December 19, 2008.  The graph demonstrates the negative basket performance during the period presented, reflecting that the currencies in the basket as a whole appreciated relative to the U.S. dollar.

January 2009	Page 2

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The basket performance represents the combined performance of the basket currencies relative to the U.S. dollar as expressed by the exchange rates of the basket currencies from the pricing date to the valuation date.

▪
The exchange rate for each of the basket currencies is expressed as the number of units of that currency per one U.S. dollar.  As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase more U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Chinese renminbi has strengthened relative to the U.S. dollar by 10%:

Pricing date = 6.8457 CNY / 1 USD and Valuation date = 6.2234 CNY / 1 USD

Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant basket currency can purchase fewer U.S. dollars on the valuation date than it did on the pricing date.  In the example below, the Singapore dollar has weakened relative to the U.S. dollar by 10%:

Pricing date = 1.4571 SGD / 1 USD and Valuation date = 1.6190 SGD / 1 USD

Actual exchange rates on the pricing date will vary.

January 2009	Page 3

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the currencies in the basket will weaken as a whole relative to the U.S. dollar or those concerned about the risks associated with making direct short investments in currencies can use the notes to gain short exposure to the basket relative to the U.S. dollar while protecting 100% of principal at maturity.  The payment at maturity will be subject to the maximum amount of $1,300 per note.

Protect Principal	▪ 100% principal protection at maturity regardless of the basket performance
Access	▪ Short exposure to an equally-weighted basket of three Asian currencies relative to the U.S. dollar ▪ Portfolio diversification from traditional fixed income / equity investments
Leverage Performance	▪ Capped 150% participation in any depreciation of the basket relative to the U.S. dollar.
Best Case Scenario	▪ The basket depreciates relative to the U.S. dollar and, at maturity, the notes redeem for the maximum payment at maturity of $1,300 (130% of the stated principal amount).
Worst Case Scenario	▪ Either the basket does not depreciate or the basket appreciates relative to the U.S. dollar, and the notes redeem for par at maturity. This assumes the investment is held to maturity.

Summary of Key Risks (see page 11)

▪	The notes may not pay more than the stated principal amount at maturity.

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with comparable maturity.

▪	Your appreciation potential is limited.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Currency exchange rate risk.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the basket currencies trade around-the-clock, the notes will not.

▪	Changes in the value of one or more of the basket currencies may offset each other.

▪	Consisting of emerging markets currencies, the basket is subject to an increased risk of significant fluctuations.

▪	The currency exposure achieved by the basket is limited geographically.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪
The notes will not be listed on any securities exchange.  Secondary trading may be limited and you could receive less, possibly significantly less, than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies.

January 2009	Page 4

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

  Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has depreciated relative to the U.S. dollar from the pricing date to the valuation date, subject to the maximum payment at maturity.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
January , 2009	January , 2009 (5 business days after the pricing date)	January 31, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Basket:	Basket Currencies	Weighting
	Chinese renminbi (“CNY”)	33.333%
	Singapore dollar (“SGD”)	33.333%
	Taiwan dollar (“TWD”)	33.333%
Issue price:	$1,000 per note (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof.
Maximum payment at maturity:	$1,300 per note
Payment at maturity:	$1,000 + supplemental redemption amount (if any), subject to the maximum payment at maturity
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero and will not be greater than $300.
Basket performance:	Sum of the currency performance values of each of the basket currencies.

An appreciation of one or more basket currencies will partially or wholly offset any depreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.

Please see “Hypothetical Payout on the Notes” for full examples of how to calculate the basket performance at maturity.

Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Currency performance:
With respect to all basket currencies:
1 – (initial exchange rate / final exchange rate)
Under the terms of the note, a positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Participation rate:	150%
Initial exchange rate:	The exchange rate as published on the applicable reference source on the pricing date
Final exchange rate:	The exchange rate as published on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-Linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement for currency-linked capital protected notes.

Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, in each case as determined by reference to the applicable reference source described herein.

Reference source:	CNY: Reuters “SAEC” SGD: Reuters “ABSIRFIX01” TWD: Reuters “TAIFX1”
Valuation date:	January 20, 2011
Risk Factors:	Please see “Risk Factors” on page 11.

January 2009	Page 5

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482DS0
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on December 18, 2008, the “comparable yield” would be a rate of 6.9522% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,146.6493 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2009	$28.9675	$28.9675
	July 1, 2009 through December 31, 2009	$35.7679	$64.7354
	January 1, 2010 through June 30, 2010	$37.0113	$101.7467
	July 1, 2010 through December 31, 2010	$38.2978	$140.0445
	January 1, 2011 through the Maturity Date	$6.6048	$146.6493

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the basket currencies, and, therefore, the exchange rates that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

January 2009	Page 6

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.00%	<$1MM
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.25%	1.25%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2009	Page 7

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Hypothetical Payout on the Notes

Presented below are two full examples showing how to calculate the payment at maturity and a table illustrating the hypothetical payment at maturity for a hypothetical range of basket performance.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples and the table below are hypothetical and do not reflect actual exchange rates or basket performances.

Example 1:  The basket depreciates relative to the U.S. dollar and therefore the basket performance is positive.

Basket Currencies	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Did Basket Currency Appreciate or Depreciate?	Currency Performance*
CNY	33.333%	6.8	7.158	Depreciated	5%
SGD	33.333%	1.43	1.5053	Depreciated	5%
TWD	33.333%	32.46	34.168	Depreciated	5%

* A positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Basket performance = Sum of currency performance values

[1 - (Initial CNY exchange rate / Final CNY exchange rate)]  x  33.333%, plus

[1 - (Initial SGD exchange rate / Final SGD exchange rate)]  x  33.333%, plus

[1 - (Initial TWD exchange rate / Final TWD exchange rate)]  x 33.333%

So, using the hypothetical exchange rates above:

[1 - (6.8 / 7.158)] x 33.333%  = 1.67%, plus

[1 - (1.43 / 1.5053)] x 33.333%  = 1.67%, plus

[1 - (32.46 / 34.168)] x 33.333%  = 1.67%

equals

Basket performance   =   5%

Hypothetical basket performance	=	5%

Participation rate	=	150%

Supplemental redemption amount	=	$1,000 x basket performance x participation rate
	=	$1,000 x 5% x 150% = $75

In the example above, the basket currencies have all depreciated and therefore the basket performance is greater than zero and investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,075, which is the sum of the $1,000 stated principal amount and the supplemental redemption amount of $75.

If the basket appreciates 20% or more, the total payment at maturity, after giving effect to the participation rate, will not exceed $1,300 per note (130% of the stated principal amount).  See the Hypothetical Payout Table on page 10.

January 2009	Page 8

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Example 2:  The basket appreciates relative to the U.S. dollar and therefore the basket performance is negative.

Basket Currencies	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Did Basket Currency Appreciate or Depreciate?	Currency Performance*
CNY	33.333%	6.8	6.239	Appreciated	-9.0%
SGD	33.333%	1.43	1.43	No change	0.0%
TWD	33.333%	32.46	31.515	Appreciated	-3.0%

* A positive currency performance means the basket currency has depreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has appreciated relative to the U.S. dollar.

Basket performance = Sum of currency performance values

[1 – (Initial CNY exchange rate / Final CNY exchange rate)]  x  33.333%, plus

[1 – (Initial SGD exchange rate / Final SGD exchange rate)]  x  33.333%, plus

[1 – (Initial TWD exchange rate / Final TWD exchange rate)]  x 33.333%

So, using the hypothetical exchange rates above:

[1 – (6.8 / 6.239)] x 33.333%  = –3%, plus

[1 – (1.43 / 1.43)] x 33.333%  = 0%, plus

[1 – (32.46 / 31.515)] x 33.333%  = –1%

equals

Basket performance   =   –4%

Hypothetical basket performance	=	-4%

Supplemental redemption amount	=	$0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 stated principal amount per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have weakened relative to the U.S. dollar over the term of the notes as this weakening may be moderated, or wholly offset, by the strengthening or lesser weakening relative to the U.S. dollar of one or more of the other basket currencies.

January 2009	Page 9

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Hypothetical Payout Table

The table below illustrates the hypothetical payment at maturity (including, where relevant, the payment of the supplemental redemption amount), subject to the maximum payment at maturity, for a hypothetical range of basket performance. The table does not cover the complete range of possible payouts at maturity.

If the basket performance would result in a supplemental redemption amount that is greater than $300, you would nonetheless receive only the maximum payment at maturity of $1,300 per note, or 130% of the stated principal amount.

Basket performance	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 note
40%	$1,000	$300	$1,300	30%
30%	$1,000	$300	$1,300	30%
21%	$1,000	$300	$1,300	30%
20%	$1,000	$300	$1,300	30%
10%	$1,000	$150	$1,150	15%
5%	$1,000	$75	$1,075	7.5%
0%	$1,000	$0	$1,000	0%
–5%	$1,000	$0	$1,000	0%
–10%	$1,000	$0	$1,000	0%
–20%	$1,000	$0	$1,000	0%
–30%	$1,000	$0	$1,000	0%
–40%	$1,000	$0	$1,000	0%

All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

January 2009	Page 10

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to taking short positions in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
Your appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment at maturity of $1,300 per note, or 130% of the stated principal amount.  Although the participation rate provides 150% exposure to any depreciation of the basket at maturity, because the payment at maturity will be limited to 130% of the stated principal amount of the notes, any depreciation of the basket by more than 20% will not increase the return on the notes.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

▪
Currency exchange rate risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for particular currencies are volatile and are the result of numerous factors specific to the relevant country or countries including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign countries and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The strengthening of any of the basket currencies relative to the U.S. dollar will have a material adverse effect on the value of the notes and the return on an investment in the notes.  For U.S. dollar investors, an investment in the bearish notes increases the investor’s exposure to the U.S. dollar relative to the basket currencies.

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Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government or monetary authority, allowed to float within a range of exchange rates set by the government or monetary authority, or left to float freely.  Governments or monetary authorities, including those issuing the basket currencies, may use a variety of techniques to affect the exchange rates of their respective currencies, such as intervention by their central bank or imposition of regulatory controls or taxes.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.

January 2009	Page 11

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

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Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments or monetary authorities of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

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Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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Changes in the value of one or more of the basket currencies may offset each other. An increase in the value of one or more of the basket currencies relative to the U.S. dollar may wholly or partially offset any decrease in the value of the other basket currencies relative to the U.S. dollar.

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Consisting of emerging markets currencies, the basket is subject to an increased risk of significant fluctuations.  The notes are linked to the performance of a basket consisting of emerging markets currencies.  There is an increased risk of significant fluctuations in the performance of the underlying basket of currencies as the basket consists of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may positively or negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement for currency-linked capital protected notes.

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The currency exposure achieved by the basket is limited geographically.  Because the basket is limited to Asian currencies, events occurring in Asia which affect that region could have a positive impact on more than one, or all, of the basket currencies at the same time, which could cause the basket to appreciate relative to the U.S. dollar and adversely affect the value of the notes and the payout to you at maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

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Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies and the U.S. dollar as well as in other instruments related to the basket currencies and the U.S. dollar.  Affiliates of the issuer also trade the basket currencies and the U.S. dollar and other financial instruments related to the basket currencies and the U.S. dollar on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could decrease the value of the basket currencies and, as a result, could decrease the exchange rates that must prevail with respect to the basket currencies on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the notes.

January 2009	Page 12

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

Historical Information
The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2003 through December 19, 2008.  The related graphs set forth exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  Investors in the notes will receive a supplemental redemption amount in addition to the stated principal amount per note if the basket currencies, as a whole, have weakened relative to the U.S. dollar over the term of the notes.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the weakening of any of the basket currencies relative to the U.S. dollar will be offset by the strengthening of other basket currencies relative to the U.S. dollar, based on their historical performance.

CNY (CNY / 1 USD)	High	Low	Period End
2003
First Quarter	8.2778	8.2766	8.2774
Second Quarter	8.2775	8.2768	8.2775
Third Quarter	8.2776	8.2766	8.2770
Fourth Quarter	8.2772	8.2765	8.2767
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5035	7.5105
Fourth Quarter	7.5276	7.3036	7.3036
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8430
Fourth Quarter (through December 19, 2008)	6.8871	6.8171	6.8457

January 2009	Page 13

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

SGD (SGD / 1 USD)	High	Low	Period End
2003
First Quarter	1.7720	1.7246	1.7641
Second Quarter	1.7836	1.7175	1.7610
Third Quarter	1.7644	1.7271	1.7277
Fourth Quarter	1.7466	1.6995	1.6995
2004
First Quarter	1.7161	1.6716	1.6748
Second Quarter	1.7272	1.6664	1.7177
Third Quarter	1.7277	1.6840	1.6840
Fourth Quarter	1.6914	1.6314	1.6317
2005
First Quarter	1.6525	1.6191	1.6506
Second Quarter	1.6859	1.6346	1.6856
Third Quarter	1.7005	1.6464	1.6920
Fourth Quarter	1.7060	1.6620	1.6630
2006
First Quarter	1.6605	1.6140	1.6156
Second Quarter	1.6157	1.5608	1.5828
Third Quarter	1.5953	1.5673	1.5880
Fourth Quarter	1.5906	1.5344	1.5378
2007
First Quarter	1.5450	1.5159	1.5166
Second Quarter	1.5427	1.5102	1.5303
Third Quarter	1.5342	1.4852	1.4852
Fourth Quarter	1.4821	1.4393	1.4401
2008
First Quarter	1.4478	1.3756	1.3756
Second Quarter	1.3841	1.3501	1.3597
Third Quarter	1.4393	1.3482	1.4279
Fourth Quarter (through December 19, 2008)	1.5301	1.4339	1.4571

January 2009	Page 14

Currency-Linked Capital Protected Notes due January 31, 2011
Based on the Performance of a Basket of Three Asian Currencies Relative to the U.S. Dollar (Bearish Basket Currencies / Bullish U.S. Dollar)

TWD (TWD / 1 USD)	High	Low	Period End
2003
First Quarter	34.8430	34.3900	34.7480
Second Quarter	34.9470	34.5170	34.6420
Third Quarter	34.5800	33.6570	33.7350
Fourth Quarter	34.2150	33.6460	33.9600
2004
First Quarter	33.9750	33.0200	33.0200
Second Quarter	33.7850	32.7980	33.7750
Third Quarter	34.1990	33.6990	33.9840
Fourth Quarter	33.9400	31.7400	31.7400
2005
First Quarter	32.2250	30.7900	31.5300
Second Quarter	31.6980	31.0600	31.6150
Third Quarter	33.2840	31.5600	33.1880
Fourth Quarter	33.7140	32.8250	32.8250
2006
First Quarter	32.8100	31.8760	32.4580
Second Quarter	32.7500	31.3320	32.3780
Third Quarter	33.0980	32.2280	33.0980
Fourth Quarter	33.3070	32.2860	32.5890
2007
First Quarter	33.1270	32.4040	33.0920
Second Quarter	33.4210	32.7570	32.8660
Third Quarter	33.1280	32.6690	32.6690
Fourth Quarter	32.6900	32.2370	32.4320
2008
First Quarter	32.4940	29.9950	30.3830
Second Quarter	31.0100	30.2100	30.3530
Third Quarter	32.2500	30.3520	32.0620
Fourth Quarter (through December 19, 2008)	33.5530	32.0400	32.5260

January 2009	Page 15